--------------------------------------------------------------------------------
                                                      March 1, 2001 | PROSPECTUS
--------------------------------------------------------------------------------


J.P. MORGAN INSTITUTIONAL
BOND FUND-ULTRA

                                        ----------------------------------------
                                        Seeking high total return by investing
                                        primarily in fixed income securities.

This prospectus contains essential information for anyone investing in the fund. Please read it carefully and keep it for reference.

As with all mutual funds, the fact that these shares are registered with the Securities and Exchange Commission does not mean that the commission approves them or guarantees that the information in this prospectus is correct or adequate. It is a criminal offense to state or suggest otherwise.

Distributed by Funds Distributor, Inc.

CONTENTS
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      2 |   J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA

            The fund's goal, principal strategies,
                      principal risks, performance
                                      and expenses

            Fund description ......................................    2

            Performance ...........................................    3

            Investor expenses .....................................    3

      4 |   FIXED INCOME MANAGEMENT APPROACH

            J.P. Morgan ...........................................    4

            Who may want to invest ................................    4

            Fixed income investment process .......................    5

      6 |   YOUR INVESTMENT

             Investing in the J.P. Morgan
            Institutional Bond Fund-Ultra

            Investing through a financial professional ............    6

            Investing through an employer-sponsored retirement plan    6

            Investing through an IRA or rollover IRA ..............    6

            Investing directly ....................................    6

            Opening your account ..................................    6

            Adding to your account ................................    6

            Selling shares ........................................    7

            Account and transaction policies ......................    7

            Dividends and distributions ...........................    8

            Tax considerations ....................................    8

      9 |   FUND DETAILS

            More about risk and the fund's
                       business operations

            Business structure ....................................    9

            Management and administration .........................    9

            Risk and reward elements ..............................   10

            Investments ...........................................   12

            Financial highlights ..................................   14

            FOR MORE INFORMATION ...........................   back cover

J.P. MORGAN INSTITUTIONAL
BOND FUND-ULTRA                                            TICKER SYMBOL:  JPBUX
--------------------------------------------------------------------------------
                                     REGISTRANT: J.P. MORGAN INSTITUTIONAL FUNDS
                                     (J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA)

[GRAPHIC]   RISK/RETURN SUMMARY

For a more detailed discussion of the fund's investments and their main risks, as well as fund strategies, please see pages 10-13.

[GRAPHIC]   GOAL

The fund's goal is to provide high total return consistent with moderate risk of capital and maintenance of liquidity. This goal can be changed without shareholder approval.

[GRAPHIC]   INVESTMENT APPROACH

      Principal strategies


      The fund invests primarily in fixed income securities, including U.S. government and agency securities, corporate bonds, private placements, asset-backed and mortgage-backed securities, that it believes have the potential to provide a high total return over time. These securities may be of any maturity, but under normal market conditions the management team will keep the fund's duration within one year of that of the Salomon Smith Brothers Broad Investment Grade Bond Index (currently about five years). For a description of duration, please see fixed income investment process on page 5.


Up to 25% of assets may be invested in foreign securities, including 20% in debt securities denominated in foreign currencies of developed countries. At least 75% of assets must be invested in securities that, at the time of purchase, are rated investment-grade (BBB/Baa or better) or are the unrated equivalent, including at least 65% A or better. No more than 25% of assets may be invested in securities rated B or BB.

Principal Risks

The fund's share price and total return will vary in response to changes in interest rates. How well the fund's performance compares to that of similar fixed income funds will depend on the success of the investment process, which is described on page 5.

To the extent that the fund seeks higher returns by investing in non-investment-grade bonds, it takes on additional risks, because these bonds are more sensitive to economic news and their issuers are in less secure financial condition. To the extent that the fund seeks higher returns by investing in non-investment-grade bonds, often called junk bonds, it takes on additional risks, since these bonds are more sensitive to economic news and their issuers have a less secure financial position. To the extent the fund invests in foreign securities, it could lose money because of foreign government actions, political instability, currency fluctuation, or lack of adequate or accurate information. The fund's mortgage-backed investments involve risk of losses due to prepayments that occur earlier or later than expected, like any bond, due to default. The fund may engage in active and frequent trading, leading to increased portfolio turnover and the possibility of increased capital gains. See page 8 for further discussion on the tax treatment of capital gains.

An investment in the fund is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You could lose money if you sell when the fund's share price is lower than when you invested.

PORTFOLIO MANAGEMENT


The fund's assets are managed by J.P. Morgan, Investment Managment Inc., a subsidiary of J.P. Morgan Chase & Co. J.P. Morgan Chase currently manages more than $700 billion, including more than $__ billion using similar strategies as the fund.

The portfolio management team is led by Connie Plaehn, managing director, who has been at J.P. Morgan since 1984, Paul Zemsky, managing director, who has been at J.P. Morgan since 1985 and Jay Gladieux, vice president, who has been at J.P. Morgan since 1997. Mr Zemsky has been on the team since 1988 and Ms. Plaehn has been on the team since 1994. Mr. Gladieux joined the team in September of 2000.


-------------------------------------------------------------------------------
Before you invest

Investors considering the fund should understand that:

o     There is no assurance that the fund will meet its investment goal.

o     The fund does not represent a complete investment program.


2 | J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA

--------------------------------------------------------------------------------

PERFORMANCE (unaudited)

The bar chart and table shown below provide some indication of the risks of investing in J.P. Morgan Institutional Bond Fund-Ultra.

The bar chart indicates some of the risks by showing changes in the performance of the fund's1 shares from year to year for each of the fund's last ten calendar years.


The table indicates some of the risks by showing how the fund's average annual returns for the past one, five and ten years compare to those of the Salomon Smith Barney Broad Investment Grade Bond Index. This is a widely recognized, unmanaged index of U.S. Treasury and agency securities and investment-grade mortgage and corporate bonds used as a measure of overall bond market performance.


The fund's past performance does not necessarily indicate how the fund will perform in the future.

  [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]


-----------------------------
Year-by-year total return (%)   Shows changes in returns by calendar year(1),(2)
--------------------------------------------------------------------------------

 1991    1992   1993   1994     1995    1996   1997   1998   1999     2000

13.45    6.53   9.87  (2.97)   18.17    3.13   9.13   7.74  (0.29)   10.95


For the period covered by this year-by-year total return chart, the fund's highest quarterly return was 6.30% (for the quarter ended 6/30/95); and the lowest quarterly return was -2.38% (for the quarter ended 3/31/94).


-------------------------------
Average annual total return (%)   Shows performance over time, for periods ended
                                  December 31, 2000(1)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                     Past 1 yr.  Past 5 yrs.  Past 10 yrs.
----------------------------------------------------------------------------------------------------------
J.P. Morgan Institutional Bond Fund-Ultra (after expenses)             10.95        6.05           7.40
----------------------------------------------------------------------------------------------------------
Salomon Smith Barney Broad Investment Grade Bond Index (no expenses)   11.59        6.45           8.00
----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
INVESTOR EXPENSES

The expenses of the fund, before and after reimbursement, are shown at right. The fund has no sales, redemption, exchange, or account fees, although some institutions may charge you a fee for shares you buy through them. The annual fund expenses after reimbursement are deducted from fund assets prior to performance calculations.


--------------------------------------------------------------------------------
Annual fund operating expenses(3) (%)
(expenses that are deducted from fund assets)
--------------------------------------------------------------------------------

Management fees                                      0.30

Distribution (Rule 12b-1) fees                       none

Other expenses(4)                                    0.12
---------------------------------------------------------
Total operating expenses                             0.42

Fee waiver and
expense reimbursement(4)                             0.02
---------------------------------------------------------
Net expenses(4)                                      0.40
---------------------------------------------------------


---------------------------------------------------------
Expense example(4)
---------------------------------------------------------


The example below is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes:
$10,000 initial investment, 5% return each year, net expenses for the period 3/1/01 through 2/28/02 and total operating expenses thereafter, and all shares sold at the end of each time period. The example is for comparison only; the fund's actual return and your actual costs may be higher or lower.

---------------------------------------------------------
                  1 yr.    3 yrs.    5 yrs.  10 yrs.

Your cost($)         41      133      233     528
---------------------------------------------------------


(1) The fund commenced operations on 12/15/97, and returns reflect the performance of the fund from 1/1/98 forward. For the period 8/1/93 to 12/31/97, returns reflect performance of J.P. Morgan Bond Fund (a seperate feeder fund investing in the same master portfolio). For the period 1/1/91 through 7/31/93, returns reflect performance of The Pierpont Bond Fund, the predecessor of J.P. Morgan Bond Fund.

(2)   The fund's fiscal year end is 10/31.

(3) The fund has a master/feeder structure as described on page 9. This table shows the fund's expenses and its share of master portfolio expenses for the past fiscal year expressed as a percentage of the fund's average net assets.


(4) Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, has agreed to waive and/or reimburse all fund operating expenses (except for those allocated to the fund by the master portfolio, and interest, taxes and extraordinary expenses). J.P. Morgan will not waive/reimburse fund expenses if such waiver/reimbursement would cause total operating expenses to be less than 0.35%, and in no case will total operating expenses exceed 0.40% of the fund's average daily net assets through 2/28/02.



                                   J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA | 3

FIXED INCOME MANAGEMENT APPROACH
--------------------------------------------------------------------------------

J.P. MORGAN


Known for its commitment to proprietary research and its disciplined investment strategies, J.P. Morgan Chase is the asset management choice for many of the world's most respected corporations, financial institutions, governments, and individuals. Today, J.P. Morgan Chase employs approximately __ research analysts, capital market researchers, portfolio managers and traders around the world and has more than $700 billion in assets under management.


J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA

This fund invests primarily in bonds and other fixed income securities through a master portfolio (another fund with the same goal). The fund seeks high total return consistent with moderate risk.

--------------------------------------------------------------------------------
Who may want to invest

The fund is designed for investors who:

o     want to add an income investment to further diversify a portfolio

o want an investment whose risk/return potential is higher than that of money market funds but generally less than that of stock funds

o     want an investment that pays monthly dividends

The fund is not designed for investors who:

o     are investing for aggressive long-term growth

o     require stability of principal


4 | FIXED INCOME MANAGEMENT APPROACH

--------------------------------------------------------------------------------

FIXED INCOME INVESTMENT PROCESS

J.P. Morgan seeks to generate an information advantage through the depth of its global fixed-income research and the sophistication of its analytical systems. Using a team-oriented approach, J.P. Morgan seeks to gain insights in a broad range of distinct areas and takes positions in many different ones, helping the fund to limit exposure to concentrated sources of risk.

In managing the fund, J.P. Morgan employs a three-step process that combines sector allocation, fundamental research for identifying portfolio securities, and duration management.

[GRAPHIC]
 The fund invests across a range
of different types of securities

Sector allocation The sector allocation team meets monthly, analyzing the fundamentals of a broad range of sectors in which the fund may invest. The team seeks to enhance performance and manage risk by underweighting or overweighting sectors.

[GRAPHIC]
The fund makes its portfolio decisions
            as described later in this
                            prospectus

Security selection Relying on the insights of different specialists, including credit analysts, quantitative researchers, and dedicated fixed income traders, the portfolio managers make buy and sell decisions according to the fund's goal and strategy.

[GRAPHIC]
J.P. Morgan uses a disciplined process
     to control the fund's sensitivity
                     to interest rates

Duration management Forecasting teams use fundamental economic factors to develop strategic forecasts of the direction of interest rates. Based on these forecasts, strategists establish the fund's target duration, a common measurement of a security's sensitivity to interest rate movements. For securities owned by the fund, duration measures the average time needed to receive the present value of all principal and interest payments by analyzing cash flows and interest rate movements. The fund's duration is generally shorter than the fund's average maturity because the maturity of a security only measures the time until final payment is due. The fund's target duration typically remains relatively close to the duration of the market as a whole, as represented by the fund's benchmark. The strategists closely monitor the fund and make tactical adjustments as necessary.


                                            FIXED INCOME MANAGEMENT APPROACH | 5

YOUR INVESTMENT
--------------------------------------------------------------------------------

For your convenience, the J.P. Morgan Institutional Funds offer several ways to start and add to fund investments.

INVESTING THROUGH A FINANCIAL PROFESSIONAL

If you work with a financial professional, either at J.P. Morgan or elsewhere, he or she is prepared to handle your planning and transaction needs. Your financial professional will be able to assist you in establishing your fund account, executing transactions, and monitoring your investment. If your fund investment is not held in the name of your financial professional and you prefer to place a transaction order yourself, please use the instructions for investing directly.

INVESTING THROUGH AN EMPLOYER-SPONSORED RETIREMENT PLAN

Your fund investments are handled through your plan. Refer to your plan materials or contact your benefits office for information on buying, selling, or exchanging fund shares.

INVESTING THROUGH AN IRA OR ROLLOVER IRA

Please contact a J.P. Morgan Retirement Services Specialist at 1-888-576-4472 for information on J.P. Morgan's comprehensive IRA services, including lower minimum investments.

INVESTING DIRECTLY

Investors may establish accounts without the help of an intermediary by using the instructions below and at right:

o Determine the amount you are investing. The minimum amount for initial investments is $20,000,000 and for additional investments $25,000, although these minimums may be less for some investors. For more information on minimum investments, call 1-800-766-7722.

o Complete the application, indicating how much of your investment you want to allocate to which fund(s). Please apply now for any account privileges you may want to use in the future, in order to avoid the delays associated with adding them later on.

o Mail in your application, making your initial investment as shown at right.

For answers to any questions, please speak with a J.P. Morgan Funds Services Representative at 1-800-766-7722.

OPENING YOUR ACCOUNT

      By wire

o     Mail your completed application to the Shareholder Services Agent.

o Call the Shareholder Services Agent to obtain an account number and to place a purchase order. Funds that are wired without a purchase order will be returned uninvested.

o After placing your purchase order, instruct your bank to wire the amount of your investment to:


      Morgan Guaranty Trust Company of New York-Delaware
      Routing number: 031-100-238
      Credit: J.P.M. Institutional Shareholders Services
      Account number: 001-57-689
      FFC: your account number, name of registered owner(s) and fund name


      By check

o Make out a check for the investment amount payable to J.P. Morgan Institutional Funds.

o Mail the check with your completed application to the Shareholder Services Agent.

      By exchange

o     Call the Shareholder Services Agent to effect an exchange.

ADDING TO YOUR ACCOUNT

      By wire

o Call the Shareholder Services Agent to place a purchase order. Funds that are wired without a purchase order will be returned uninvested.

o Once you have placed your purchase order, instruct your bank to wire the amount of your investment as described above.

      By check

o Make out a check for the investment amount payable to J.P. Morgan Institutional Funds.

o Mail the check with a completed investment slip to the Shareholder Services Agent. If you do not have an investment slip, attach a note indicating your account number and how much you wish to invest in which fund(s).

      By exchange

o     Call the Shareholder Services Agent to effect an exchange.


6 | YOUR INVESTMENT

--------------------------------------------------------------------------------

SELLING SHARES

      By phone -- wire payment

o Call the Shareholder Services Agent to verify that the wire redemption privilege is in place on your account. If it is not, a representative can help you add it.

o Place your wire request. If you are transferring money to a non-Morgan account, you will need to provide the representative with the personal identification number (PIN) that was provided to you when you opened your fund account.

      By phone -- check payment

o Call the Shareholder Services Agent and place your request. Once your request has been verified, a check for the net amount, payable to the registered owner(s), will be mailed to the address of record. For checks payable to any other party or mailed to any other address, please make your request in writing (see below).

      In writing

o Write a letter of instruction that includes the following information: The name of the registered owner(s) of the account; the account number; the fund name; the amount you want to sell; and the recipient's name and address or wire information, if different from those of the account registration.

o     Indicate whether you want the proceeds sent by check or by wire.

o     Make sure the letter is signed by an authorized party.

      The Shareholder Services Agent may require additional information, such as a signature guarantee.

o     Mail the letter to the Shareholder Services Agent.

      By exchange

o     Call the Shareholder Services Agent to effect an exchange.

      Redemption in kind

o The Fund reserves the right to make redemptions of over $250,000 in securities rather than in cash.

ACCOUNT AND TRANSACTION POLICIES


Telephone orders The fund accepts telephone orders from all shareholders. The fund will tape record telephone orders or take other reasonable precautions. However, if the fund does take such steps to ensure the authenticity of an order, you may bear any loss if the order later proves fraudulent.


Exchanges You may exchange shares in this fund for shares in any other J.P. Morgan Institutional or J.P. Morgan mutual fund at no charge (subject to the securities laws of your state). When making exchanges, it is important to observe any applicable minimums. Keep in mind that for tax purposes an exchange is considered a sale.

The fund may alter, limit, or suspend its exchange policy at any time.


Business hours and NAV calculations The fund's regular business days and hours are the same as those of the New York Stock Exchange (NYSE). The fund calculates its net asset value per share (NAV) every business day as of the close of trading on the NYSE (normally 4:00 p.m. eastern time). The fund's securities are typically priced using pricing services or market quotes. When these methods are not available or do not represent a security's value at the time of pricing (e.g., when an event occurs after the close of trading on a foreign exchange that would materially impact a security's value at the time the fund calculates its NAV), the security is valued in accordance with the fund's fair valuation procedures.


Timing of orders Orders to buy or sell shares are executed at the next NAV calculated after the order has been accepted. Orders are accepted until the close of trading on the NYSE every business day and are executed the same day, at that day's NAV. The fund has the right to suspend redemption of shares as permitted by law and to postpone payment of proceeds for up to seven days.

--------------------------------------------------------------------------------

Shareholder Services Agent


Morgan Christiana Center
J.P. Morgan Funds Services - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713
1-800-766-7722

Representatives are available 8:00 a.m. to 6:00 p.m. eastern time on fund business days.



7 | YOUR INVESTMENT

FUND DETAILS
--------------------------------------------------------------------------------

MASTER/FEEDER STRUCTURE

As noted earlier, the fund is a series of J.P. Morgan Institutional Funds, a Massachusetts business trust, and is a "feeder" fund that invests in a master portfolio. (Except where indicated, this prospectus uses the term "the fund" to mean the feeder fund and its master portfolio taken together.)

The master portfolio accepts investments from other feeder funds, and the feeders bear the master portfolio's expenses in proportion to their assets. However, each feeder can set its own transaction minimums, fund-specific expenses, and other conditions. This means that one feeder could offer access to the same master portfolio on more attractive terms, or could experience better performance, than another feeder. Information about other feeders is available by calling 1-800-766-7722. Generally, when the master portfolio seeks a vote, the funds will hold a shareholder meeting and cast its vote proportionately, as instructed by its shareholders. Fund shareholders are entitled to one full or fractional vote for each dollar or fraction of a dollar invested.

The fund and its master portfolio expect to maintain consistent goals, but if they do not, the fund will withdraw from the master portfolio, receiving its assets either in cash or securities. The fund's trustees would then consider whether the fund should hire its own investment adviser, invest in a different master portfolio, or take other action.

MANAGEMENT AND ADMINISTRATION

The fund and its master portfolio are governed by the same trustees. The trustees are responsible for overseeing all business activities. The trustees are assisted by Pierpont Group, Inc., which they own and operate on a cost basis; costs are shared by all funds governed by these trustees. Funds Distributor, Inc., as co-administrator, along with J.P. Morgan, provides fund officers. J.P. Morgan, as co-administrator, oversees the fund's other service providers.

J.P. Morgan, subject to the expense reimbursements described earlier in this prospectus, receives the following fees for investment advisory and other services:

--------------------------------------------------------------------------------
Advisory services          0.30% of the master portfolio's average net assets

Administrative services    Master portfolio's and fund's
(fee shared with Funds     pro-rata portions of 0.09% of
Distributor, Inc.)         the first $7 billion of average
                           net assets in J.P. Morgan-advised
                           portfolios, plus 0.04% of average
                           net assets over $7 billion

Shareholder services       0.05% of the fund's average net assets

J.P. Morgan may pay fees to certain firms and professionals for providing recordkeeping or other services in connection with investments in the fund.


                                                                FUND DETAILS | 9

--------------------------------------------------------------------------------

RISK AND REWARD ELEMENTS

This table discusses the main elements that make up the fund's overall risk and reward characteristics. It also out-lines the fund's policies toward various investments, including those that are designed to help the fund manage risk.

--------------------------------------------------------------------------------
Potential risks            Potential rewards         Policies to balance risk
                                                     and reward
--------------------------------------------------------------------------------

Market conditions

o  The fund's share        o  Bonds have generally   o  Under normal
   price, yield, and          outperformed money        circumstances the
   total return will          market investments        fund plans to remain
   fluctuate in               over the long term,       fully invested in
   response to bond           with less risk than       bonds and other
   market movements           stocks                    fixed income
                                                        securities as noted
o  The value of most       o  Most bonds will rise      in the table on
   bonds will fall when       in value when             pages 13-14
   interest rates rise;       interest rates fall
   the longer a bond's                               o  The fund seeks to
   maturity and the        o  Mortgage-backed and       limit risk and
   lower its credit           asset-backed              enhance total return
   quality, the more          securities can offer      or yields through
   its value typically        attractive returns        careful management,
   falls                                                sector allocation,
                                                        individual
o  Adverse market                                       securities
   conditions may from                                  selection, and
   time to time cause                                   duration management
   the fund to take
   temporary defensive                               o  During severe market
   positions that are                                   downturns, the fund
   inconsistent with                                    has the option of
   its principal                                        investing up to 100%
   investment                                           of assets in
   strategies and may                                   investment-grade
   hinder the fund from                                 short-term
   achieving its                                        securities
   investment objective
                                                     o  J.P. Morgan monitors
o  Mortgage-backed and                                  interest rate
   asset-backed                                         trends, as well as
   securities                                           geographic and
   (securities                                          demographic
   representing an                                      information related
   interest in, or                                      to mortgage-backed
   secured by, a pool                                   securities and
   of mortgages or                                      mortgage prepayments
   other assets such as
   receivables) could
   generate capital
   losses or periods of
   low yields if they
   are paid off
   substantially
   earlier or later
   than anticipated

Management choices

o  The fund could          o  The fund could         o  J.P. Morgan focuses
   underperform its           outperform its            its active
   benchmark due to its       benchmark due to          management on those
   sector, securities,        these same choices        areas where it
   or duration choices                                  believes its
                                                        commitment to
                                                        research can most
                                                        enhance returns and
                                                        manage risks in a
                                                        consistent way

Credit quality

o  The default of an       o  Investment-grade       o  The fund maintains
   issuer would leave         bonds have a lower        its own policies for
   the fund with unpaid       risk of default           balancing credit
   interest or                                          quality against
   principal               o  Junk bonds offer          potential yields and
                              higher yields and         gains in light of
o  Junk bonds (those          higher potential          its investment goals
   rated BB/Ba or             gains
   lower) have a higher                              o  J.P. Morgan develops
   risk of default,                                     its own ratings of
   tend to be less                                      unrated securities
   liquid, and may be                                   and makes a credit
   more difficult to                                    quality
   value                                                determination for
                                                        unrated securities

Foreign investments

o  The fund could lose     o  Foreign bonds, which   o  Foreign bonds may be
   money because of           represent a major         a significant
   foreign government         portion of the            investment for the
   actions, political         world's fixed income      fund
   instability, or lack       securities, offer
   of adequate and            attractive potential   o  To the extent that
   accurate information       performance and           the fund invests in
                              opportunities for         foreign bonds, it
o  Currency exchange          diversification           may manage the
   rate movements could                                 currency exposure of
   reduce gains or         o  Favorable exchange        its foreign
   create losses              rate movements could      investments relative
                              generate gains or         to its benchmark,
o  Currency and investment    reduce losses             and may hedge a
   risks tend to be                                     portion of its
   higher in emerging      o  Emerging markets can      foreign currency
   markets                    offer higher returns      exposure into the
                                                        U.S. dollar from
                                                        time to time (see
                                                        also "Derivatives")


10 | FUND DETAILS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Potential risks            Potential rewards         Policies to balance risk
                                                     and reward
--------------------------------------------------------------------------------

Derivatives

o  Derivatives such as     o  Hedges that            o  The fund uses
   futures, options,          correlate well with       derivatives such as
   swaps and foreign          underlying positions      futures, options,
   currency forward           can reduce or             swaps and forward
   contracts that are         eliminate losses at       foreign currency
   used for hedging the       low cost                  contracts for
   portfolio or                                         hedging and for risk
   specific securities     o  The fund could make       management (i.e., to
   may not fully offset       money and protect         adjust duration or
   the underlying             against losses if         to establish or
   positions1 and this        management's              adjust exposure to
   could result in            analysis proves           particular
   losses to the fund         correct                   securities, markets,
   that would not have                                  or currencies)
   otherwise occurred      o  Derivatives that
                              involve leverage       o  The fund only
o  Derivatives used for       could generate            establishes hedges
   risk management may        substantial gains at      that it expects will
   not have the               low cost                  be highly correlated
   intended effects and                                 with underlying
   may result in losses                                 positions
   or missed
   opportunities                                     o  While the fund may
                                                        use derivatives that
o  The counterparty to                                  incidentally involve
   a derivatives                                        leverage, it does
   contract could                                       not use them for the
   default                                              specific purpose of
                                                        leveraging the
o  Certain types of                                     portfolio
   derivatives involve
   costs to the fund
   which can reduce
   returns

o  Derivatives that
   involve leverage
   could magnify losses

Securities lending

o  When the fund lends     o  The fund may enhance   o  J.P. Morgan
   a security, there is       income through the        maintains a list of
   a risk that the            investment of the         approved borrowers
   loaned securities          collateral received
   may not be returned        from the borrower      o  The fund receives
   if the borrower                                      collateral equal to
   defaults                                             at least 100% of the
                                                        current value of
o  The collateral will                                  securities loaned
   be subject to the
   risks of the                                      o  The lending agents
   securities in which                                  indemnify the fund
   it is invested                                       against borrower
                                                        default

                                                     o  J.P. Morgan's
                                                        collateral
                                                        investment
                                                        guidelines limit the
                                                        quality and duration
                                                        of collateral
                                                        investment to
                                                        minimize losses

                                                     o  Upon recall, the
                                                        borrower must return
                                                        the securities
                                                        loaned within the
                                                        normal settlement
                                                        period

Illiquid holdings

o  The fund could have     o  These holdings may     o  The fund may not
   difficulty valuing         offer more                invest more than 15%
   these holdings             attractive yields or      of net assets in
   precisely                  potential growth          illiquid holdings
                              than comparable        o  To maintain adequate
o  The fund could be          widely traded             liquidity to meet
   unable to sell these       securities                redemptions, the
   holdings at the time                                 fund may hold
   or price desired                                     investment-grade
                                                        short-term
                                                        securities
                                                        (including
                                                        repurchase
                                                        agreements and
                                                        reverse repurchase
                                                        agreements) and, for
                                                        temporary or
                                                        extraordinary
                                                        purposes, may borrow
                                                        from banks up to
                                                        33 1/3% of the value
                                                        of its assets

When-issued and delayed
delivery securities

o  When the fund buys      o  The fund can take      o  The fund uses
   securities before          advantage of              segregated accounts
   issue or for delayed       attractive                to offset leverage
   delivery, it could         transaction               risk
   be exposed to              opportunities
   leverage risk if it
   does not use
   segregated accounts

Short Term Trading

o  Increased trading
   would raise the
   fund's transaction
   costs


o  Increased short-term    o  The fund could            o  The fund may use
   capital gains              realize gains in a           short-term trading
   distributions would        short period of time         to take advantage of
   raise shareholders'                                     attractive or
   income tax liability    o  The fund could               unexpected
                              protect against              opportunities or to
                              losses if a bond is          meet demands
                              overvalued and its           generated by
                              value later falls            shareholder
                                                           activity: the
                                                           Portfolio's turnover
                                                           rate for its most
                                                           recent fiscal year
                                                           end is 531%


(1) A futures contract is an agreement to buy or sell a set quantity of an underlying instrument at a future date, or to make or receive a cash payment based on the value of a securities index. An option is the right to buy or sell a set quantity of an underlying instrument at a predetermined price.

      A swap is a privately negotiated agreement to exchange one stream of payments for another. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price.


                                                               FUND DETAILS | 11

--------------------------------------------------------------------------------
Investments
--------------------------------------------------------------------------------

This table discusses the customary types of investments which can be held by the fund. In each case the principal types of risk are listed on the following page (see below for definitions).This table reads across two pages.

 Bond Fund-Ultra

*    Permitted (and if applicable, percentage limitation)
           percentage of total assets - bold
           percentage of net assets   - italic
o    Permitted, but not typically used

                                                                         Principal Types of Risk
------------------------------------------------------------------------------------------------------------------------------------
Asset-backed securities Interests in a               credit, interest rate, market, prepayment                              *
stream of payments from specific assets,
such as auto or credit card receivables.
------------------------------------------------------------------------------------------------------------------------------------
Bank obligations Negotiable certificates             credit, currency, liquidity, political                                 *(1)
of deposit, time deposits and bankers'
acceptances of domestic and foreign
issuers.
------------------------------------------------------------------------------------------------------------------------------------
Commercial paper Unsecured short term                credit, currency, interest rate, liquidity, market, political          *(1)
debt issued by domestic and foreign
banks or corporations. These securities
are usually discounted and are rated by
S&P or Moody's.
------------------------------------------------------------------------------------------------------------------------------------
Convertible securities Domestic and                  credit, currency, interest rate, liquidity, market, political,
foreign debt securities that can be                  valuation                                                              *(1)
converted into equity securities at a
future time and price.
------------------------------------------------------------------------------------------------------------------------------------
Corporate bonds Debt securities of                   credit, currency, interest rate, liquidity, market, political,
domestic and foreign industrial,                     valuation                                                              *(1)
utility, banking, and other financial
institutions.
------------------------------------------------------------------------------------------------------------------------------------
Mortgages (directly held) Domestic debt              credit, environmental, extension, interest rate, liquidity, market,
instrument which gives the lender a lien             natural event, political, prepayment, valuation                        *
on property as security for the loan
payment.
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities Domestic and              credit, currency, extension, interest rate, leverage, market,
foreign securities (such as Ginnie Maes,             political, prepayment                                                  *(1)
Freddie Macs, Fannie Maes) which
represent interests in pools of
mortgages, whereby the principal and
interest paid every month is passed
through to the holder of the securities.
------------------------------------------------------------------------------------------------------------------------------------


Mortgage dollar rolls The purchase of                currency, extension, interest rate, leverage, liquidity, market,
domestic and foreign mortgage-backed                 political, prepayment                                          *(1),(2) 33 1/3%
securities with the promise to purchase
similar securities upon the maturity of
the original security. Segregated
accounts are used to offset leverage
risk.


------------------------------------------------------------------------------------------------------------------------------------
Participation interests Interests that               credit, currency, extension, interest rate, liquidity, political,
represent a share of domestic and                    prepayment                                                             *(1)
foreign bank debt or similar securities
or obligations.
------------------------------------------------------------------------------------------------------------------------------------
Private placements Bonds or other                    credit, interest rate, liquidity, market, valuation                    *
investments that are sold directly to an
institutional investor.
------------------------------------------------------------------------------------------------------------------------------------
REITs and other real-estate related                  credit, interest rate, liquidity, market, natural event,
instruments Securities of issuers that               prepayment, valuation                                                  *
invest in real estate or are secured by
real estate.
------------------------------------------------------------------------------------------------------------------------------------
Repurchase agreements Contracts whereby              credit                                                                 *
the fund agrees to purchase a security
and resell it to the seller on a
particular date and at a specific price.
------------------------------------------------------------------------------------------------------------------------------------
Reverse repurchase agreements Contracts              credit                                                                 *(2)
whereby the fund sells a security and
agrees to repurchase it from the buyer
on a particular date and at a specific
price. Considered a form of borrowing.
------------------------------------------------------------------------------------------------------------------------------------
Sovereign debt, Brady bonds, and debt of             credit, currency, interest rate, market, political                     *(1)
supranational organizations Dollar- or
non-dollar-denominated securities issued
by foreign governments or supranational
organizations. Brady bonds are issued in
connection with debt restructurings.
------------------------------------------------------------------------------------------------------------------------------------
Swaps Contractual agreement whereby a                credit, currency, interest rate, leverage, market, political           *(1)
party agrees to exchange periodic
payments with a counterparty. Segregated
accounts are used to offset leverage
risk.
------------------------------------------------------------------------------------------------------------------------------------
Tax exempt municipal securities                      credit, interest rate, market, natural event, political                *
Securities, generally issued as general
obligation and revenue bonds, whose
interest is exempt from federal taxation
and state and/or local taxes in the
state where the securities were issued.
------------------------------------------------------------------------------------------------------------------------------------
U.S. government securities Debt                      interest rate                                                          *
instruments (Treasury bills, notes, and
bonds) guaranteed by the U.S. government
for the timely payment of principal and
interest.
------------------------------------------------------------------------------------------------------------------------------------
Zero coupon, pay-in-kind, and deferred               credit, currency, interest rate, liquidity, market, political,
payment securities Domestic and foreign              valuation                                                              *(1)
securities offering non-cash or
delayed-cash payment. Their prices are
typically more volatile than those of
some other debt instruments and involve
certain special tax considerations.
------------------------------------------------------------------------------------------------------------------------------------

Risk related to certain investments held by J.P. Morgan Institutional fixed income funds:

Credit risk The risk a financial obligation will not be met by the issuer of a security or the counterparty to a contract, resulting in a loss to the purchaser.

Currency risk The risk currency exchange rate fluctuations may reduce gains or increase losses on foreign investments.

Environmental risk The risk that an owner or operator of real estate may be liable for the costs associated with hazardous or toxic substances located on the property.

Extension risk The risk a rise in interest rates will extend the life of a mortgage-backed security to a date later than the anticipated prepayment date, causing the value of the investment to fall.

Interest rate risk The risk a change in interest rates will adversely affect the value of an investment. The value of fixed income securities generally moves in the opposite direction of interest rates (decreases when interest rates rise and increases when interest rates fall).

Leverage risk The risk of gains or losses disproportionately higher than the amount invested.

Liquidity risk The risk the holder may not be able to sell the security at the time or price it desires.

Market risk The risk that when the market as a whole declines, the value of a specific investment will decline proportionately. This systematic risk is common to all investments and the mutual funds that purchase them.

Natural event risk The risk a natural disaster, such as a hurricane or similar event, will cause severe economic losses and default in payments by the issuer of the security.

Political risk The risk governmental policies or other political actions will negatively impact the value of the investment.

Prepayment risk The risk declining interest rates will result in unexpected prepayments, causing the value of the investment to fall.

Valuation risk The risk the estimated value of a security does not match the actual amount that can be realized if the security is sold.

(1) All foreign securities in the aggregate may not exceed 25% of the fund's assets.


(2) All forms of borrowing (including securities lending, mortgage dollar rolls, and reverse repurchase agreements) in the aggregate may not exceed 33 1/3% of the fund's total assets.



12 | FUND DETAILS                                              FUND DETAILS | 13

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS


The financial highlights table is intended to help you understand the fund's financial performance for the past three fiscal periods. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the fund's financial statements, are included in the fund's annual report, which is available upon request.


--------------------------------------------------------------------------------
J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA


---------------------------------------
 Per-share data                                                             For the fiscal periods ended October 31
-------------------------------------------------------------------------------------------------------------------
                                                                              1998(1)           1999           2000
Net asset value, beginning of period ($)                                     10.03             10.17           9.60
-------------------------------------------------------------------------------------------------------------------
Income from investment operations:
   Net investment income ($)                                                  0.54              0.61           0.65
   Net realized and unrealized gain (loss)
   on investment and foreign currency contracts and transactions ($)          0.16             (0.58)         (0.02)
-------------------------------------------------------------------------------------------------------------------
Total from investment operations ($)                                          0.70              0.03           0.63
-------------------------------------------------------------------------------------------------------------------
Less distributions to shareholders from:
   Net investment income ($)                                                 (0.56)            (0.60)         (0.62)
   In excess of net investment income ($)                                        -                 -          (0.00)(5)
-------------------------------------------------------------------------------------------------------------------
Total distributions to shareholders                                          (0.56)            (0.60)         (0.62)
-------------------------------------------------------------------------------------------------------------------
Net asset value, end of period ($)                                           10.17              9.60           9.61
-------------------------------------------------------------------------------------------------------------------

---------------------------------------
Ratios and supplemental data
-------------------------------------------------------------------------------------------------------------------
Total return (%)                                                              7.17(2)           0.28           6.92
-------------------------------------------------------------------------------------------------------------------
Net assets, end of period ($ thousands)                                    128,250           299,255        466,026
-------------------------------------------------------------------------------------------------------------------
  Net Expenses (%)                                                            0.37(3)           0.36           0.35
  -----------------------------------------------------------------------------------------------------------------
  Net investment income (%)                                                   6.28(3)           6.08           6.49
  -----------------------------------------------------------------------------------------------------------------
  Expenses without
  reimbursement (%)                                                           0.60(3)           0.49           0.42
  -----------------------------------------------------------------------------------------------------------------
Portfolio turnover (%)4                                                        115               465            531
-------------------------------------------------------------------------------------------------------------------


(1)   The fund commenced operations on 12/15/97.

(2)   Not annualized.

(3)   Annualized.

(4)   Represents the turnover of The U.S. Fixed Income Portfolio.

(5)   Less than $0.005.


14 | J.P. MORGAN INSTITUTIONAL BOND FUND-ULTRA

                     (THIS PAGE IS INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------
FOR MORE INFORMATION
--------------------------------------------------------------------------------

For investors who want more information on the fund, the following documents are available free upon request:

Annual/Semi-annual Reports Contain financial statements, performance data, information on portfolio holdings, and a written analysis of market conditions and fund performance for the fund's most recently completed fiscal year or half-year.

Statement of Additional Information (SAI) Provides a fuller technical and legal description of the fund's policies, investment restrictions, and business structure. This prospectus incorporates the fund's SAI by reference.

Copies of the current versions of these documents, along with other information about the fund, may be obtained by contacting:


J.P. Morgan Institutional Bond Fund-Ultra
Morgan Christiana Center

J.P. Morgan Funds Services - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713


Telephone: 1-800-766-7722

Hearing impaired: 1-888-468-4015

Email: JPM_Mutual_Funds@JPMorgan.com


Text-only versions of these documents and this prospectus are available, upon payment of a duplicating fee, from the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. (1-202-943-8090) (publicinfo@sec.gov), or by writing the Public Section of SEC, Washington, DC 20549-0102 and may be viewed on-screen or downloaded from the SEC's Internet site at http://www.sec.gov. The fund's investment company and 1933 Act registration numbers are:

J.P. Morgan Institutional Bond Fund-Ultra ..............811-07342 and 033-54642.


J.P. MORGAN INSTITUTIONAL FUNDS AND THE MORGAN TRADITION

The J.P. Morgan Institutional Funds combine a heritage of integrity and financial leadership with comprehensive, sophisticated analysis and management techniques. Drawing on J.P. Morgan's extensive experience and depth as an investment manager, the J.P. Morgan Institutional Funds offer a broad array of distinctive opportunities for mutual fund investors.

JPMorgan

--------------------------------------------------------------------------------

J.P. Morgan Institutional Funds

Advisor                                  Distributor

J.P. Morgan Investment Management Inc.   Funds Distributor, Inc.
522 Fifth Avenue                         60 State Street
New York, NY 10036                       Boston, MA 02109
1-800-766-7722                           1-800-221-7930